Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Fourth Quarter 2016 Results

Provides 2017 Guidance

Nashville, Tenn., January 31, 2017 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the fourth quarter ended December 31, 2016.

Key fourth quarter metrics (all percentage changes compare 4Q 2016 to 4Q 2015 unless noted):

•	Revenues totaled $10.641 billion, an increase of 3.8 percent

•	Net income attributable to HCA Holdings, Inc. totaled $920 million, or $2.39 per diluted share, compared to $582 million, or $1.40 per diluted share, in the fourth quarter of 2015

•	Adjusted EBITDA totaled $2.206 billion, an increase of 3.6 percent

•	Cash flows from operating activities totaled $1.699 billion, compared to $1.558 billion in the prior year’s fourth quarter

•	Same facility equivalent admissions increased 1.5 percent, while same facility admissions increased 1.6 percent

•	Same facility revenue per equivalent admission increased 1.9 percent

Revenues in the fourth quarter totaled $10.641 billion, compared to $10.249 billion in the fourth quarter of 2015.

Net income attributable to HCA Holdings, Inc. totaled $920 million, or $2.39 per diluted share, compared to $582 million, or $1.40 per diluted share, in the fourth quarter of 2015. Results for the fourth quarter of 2016 include gains on sales of facilities of $15 million, or $0.04 per diluted share, and legal claim benefits of $279 million, or $0.46 per diluted share. The Company also recognized a $33 million tax benefit, or $0.09 per diluted share, in the fourth quarter of 2016 related to the early adoption, during the first quarter of 2016, of a new accounting standard which requires the recording of excess tax benefits related to employee equity award settlements as a component of the provision for income taxes (for prospective periods). Results for the fourth quarter of 2015 included losses on sales of facilities of $7 million, or $0.01 per diluted share, losses on retirement of debt of $10 million, or $0.02 per diluted share, and legal claim costs of $172 million, or $0.26 per diluted share.

The Company reached a settlement agreement with the Health Care Foundation of Greater Kansas City related to a previously disclosed contractual dispute regarding HCA’s obligation to fund certain capital expenditures in connection with HCA’s purchase of hospitals from Health Midwest in 2003. The settlement agreement enabled the Company to reduce the accrual for this claim by $290 million and resulted in the recognition of legal claim benefits of $279 million and $246 million, respectively, related to this litigation for the quarter and year ended December 31, 2016.

Adjusted EBITDA for the fourth quarter of 2016 increased 3.6 percent to $2.206 billion compared to $2.131 billion in the prior year period. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

Fourth quarter same facility revenue growth of 3.4 percent (reported revenues grew 3.8 percent) was driven by an increase of 1.5 percent in same facility equivalent admissions and an increase of 1.9 percent in same facility revenue per equivalent admission in the fourth quarter of 2016. Same facility admissions increased 1.6 percent in the fourth quarter of 2016 compared to the fourth quarter of 2015. Emergency room visits increased 1.6 percent in the fourth quarter of 2016, on a same facility basis, compared to the prior year period.

During the fourth quarter of 2016 same facility inpatient surgeries increased 1.4 percent while same facility outpatient surgeries declined 0.6 percent compared to the prior year period.

The Company’s same facility operating expense per equivalent admission increased 2.8 percent from the prior year’s fourth quarter. During the fourth quarter of 2016, salaries and benefits, supplies and other operating expenses totaled $8.447 billion, or 79.4 percent of revenues, compared to $8.127 billion, or 79.3 percent of revenues, in the fourth quarter of 2015.

Twelve Months Ended December 31, 2016

Revenues for the year ended December 31, 2016 totaled $41.490 billion compared to $39.678 billion for 2015. Net income attributable to HCA Holdings, Inc. for 2016 was $2.890 billion, or $7.30 per diluted share, compared to $2.129 billion, or $4.99 per diluted share, for the year ended December 31, 2015. Results for the year ended December 31, 2016 include gains on sales of facilities of $23 million, or $0.05 per diluted share, and legal claims benefits of $246 million, or $0.39 per diluted share. The Company recognized a $162 million tax benefit, or $0.41 per diluted share, during the twelve months ended December 31, 2016 related to the early adoption, during the first quarter of 2016, of a new accounting standard which requires the recording of excess tax benefits related to employee equity award settlements as a component of the provision for income taxes (for prospective periods). The Company also recognized a reduction in the provision for income taxes of $51 million, or $0.13 per diluted share, resulting from the completion of the IRS examination of HCA’s 2011 and 2012 federal income tax returns. Results for 2015 included losses on retirement of debt of $135 million, or $0.20 per diluted share, and legal claims costs of $249 million, or $0.37 per diluted share. Adjusted EBITDA for 2016 increased to $8.218 billion compared to $7.915 billion in 2015.

Balance Sheet and Cash Flow

As of December 31, 2016, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $646 million, total debt of $31.376 billion, and total assets of $33.758 billion. Capital expenditures totaled $876 million, excluding acquisitions, in the fourth quarter. During the fourth quarter of 2016, the Company repurchased 7.261 million shares of its common stock at a cost of $538 million. The Company completed its $3 billion October 2015 share repurchase authorization during the fourth quarter and had approximately $1.853 billion remaining on its $2 billion November 2016 authorization as of December 31, 2016. The Company had 370.536 million shares outstanding as of December 31, 2016 compared to 398.739 million shares outstanding as of December 31, 2015. Net cash provided by operating activities in the fourth quarter of 2016 totaled $1.699 billion compared to $1.558 billion in the prior year’s fourth quarter.

As of December 31, 2016, HCA operated 170 hospitals and 118 freestanding surgery centers.

2017 Guidance

Today, HCA issued the following estimated guidance for 2017:

2017 Guidance Range
Revenues	$43.0 to $44.0 billion
Adjusted EBITDA	$8.40 to $8.70 billion
EPS (diluted)	$7.20 to $7.60 per diluted share
Capital Expenditures	Approximately $2.9 billion

The Company’s 2017 guidance contains a number of assumptions, including:

•	2017 guidance includes full-year earnings for the Company’s Oklahoma facilities which are under agreement to be sold. The Company cannot at this time estimate a closing date.

•	2017 guidance excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claim costs and impairments of long-lived assets.

•	2017 guidance for EPS (diluted) includes an estimated $150 million income tax benefit, or $0.40 per diluted share, related to the accounting standard adopted during 2016 which requires the recording of excess tax benefits related to employee equity award settlements as a component of the provision for income taxes. The timing and amounts related to employee equity award settlements are difficult to project and may vary from this estimate.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

The Company’s 2017 annual stockholders’ meeting will be held in Nashville, Tennessee on April 27, 2017 at 2:00 p.m. local time for stockholders of record as of March 7, 2017.

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1117285 or through the Company’s Investor Relations web page at www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the information set forth under “2017 Guidance” as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), including the effects of any repeal of, or changes to, the Health Reform Law, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”), and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) the impact of potential cybersecurity incidents or security breaches, (22) our ongoing ability to demonstrate meaningful use of certified electronic health record technology, and (23) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2015 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

Fourth Quarter

(Dollars in millions, except per share amounts)

	2016		2015
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$11,506		$11,323
Provision for doubtful accounts	865		1,074

Revenues	10,641	100.0%	10,249	100.0%

Salaries and benefits	4,764	44.8	4,606	44.9
Supplies	1,802	16.9	1,686	16.4
Other operating expenses	1,881	17.7	1,835	18.0
Electronic health record incentive income	(2)	—	(1)	—
Equity in earnings of affiliates	(10)	(0.1)	(8)	(0.1)
Depreciation and amortization	503	4.6	480	4.6
Interest expense	432	4.1	410	4.0
Losses (gains) on sales of facilities	(15)	(0.1)	7	0.1
Losses on retirement of debt	—	—	10	0.1
Legal claim costs (benefits)	(279)	(2.6)	172	1.7

	9,076	85.3	9,197	89.7

Income before income taxes	1,565	14.7	1,052	10.3

Provision for income taxes	480	4.5	314	3.1

Net income	1,085	10.2	738	7.2

Net income attributable to noncontrolling interests	165	1.6	156	1.5

Net income attributable to HCA Holdings, Inc.	$920	8.6	$582	5.7

Diluted earnings per share	$2.39		$1.40

Shares used in computing diluted earnings per share (millions)	384.747		415.918

Comprehensive income attributable to HCA Holdings, Inc.	$923		$626

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Years Ended December 31, 2016 and 2015

(Dollars in millions, except per share amounts)

	2016		2015
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$44,747		$43,591
Provision for doubtful accounts	3,257		3,913

Revenues	41,490	100.0%	39,678	100.0%

Salaries and benefits	18,897	45.5	18,115	45.7
Supplies	6,933	16.7	6,638	16.7
Other operating expenses	7,508	18.1	7,103	17.9
Electronic health record incentive income	(12)	—	(47)	(0.1)
Equity in earnings of affiliates	(54)	(0.1)	(46)	(0.1)
Depreciation and amortization	1,966	4.8	1,904	4.8
Interest expense	1,707	4.1	1,665	4.2
Losses (gains) on sales of facilities	(23)	(0.1)	5	—
Losses on retirement of debt	4	—	135	0.3
Legal claim costs (benefits)	(246)	(0.6)	249	0.6

	36,680	88.4	35,721	90.0

Income before income taxes	4,810	11.6	3,957	10.0

Provision for income taxes	1,378	3.3	1,261	3.2

Net income	3,432	8.3	2,696	6.8

Net income attributable to noncontrolling interests	542	1.3	567	1.4

Net income attributable to HCA Holdings, Inc.	$2,890	7.0	$2,129	5.4

Diluted earnings per share	$7.30		$4.99

Shares used in computing diluted earnings per share (millions)	395.851		426.721

Comprehensive income attributable to HCA Holdings, Inc.	$2,817		$2,187

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31,	September 30,	December 31,
	2016	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$646	$677	$741
Accounts receivable, less allowance for doubtful accounts of $4,988, $5,011 and $5,326	5,826	5,503	5,889
Inventories	1,503	1,503	1,439
Other	1,111	1,160	1,163

Total current assets	9,086	8,843	9,232

Property and equipment, at cost	37,055	36,449	34,614
Accumulated depreciation	(20,703)	(20,574)	(19,600)

	16,352	15,875	15,014

Investments of insurance subsidiaries	336	354	432
Investments in and advances to affiliates	206	216	178
Goodwill and other intangible assets	6,704	6,691	6,731
Other	1,074	1,148	1,157

	$33,758	$33,127	$32,744

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,318	$1,950	$2,170
Accrued salaries	1,265	1,241	1,233
Other accrued expenses	2,035	1,748	1,880
Long-term debt due within one year	216	216	233

Total current liabilities	5,834	5,155	5,516

Long-term debt, less net debt issuance costs of $170, $178 and $167	31,160	31,225	30,255
Professional liability risks	1,148	1,164	1,115
Income taxes and other liabilities	1,249	1,746	1,904

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(7,302)	(7,763)	(7,599)
Noncontrolling interests	1,669	1,600	1,553

Total deficit	(5,633)	(6,163)	(6,046)

	$33,758	$33,127	$32,744

HCA Holdings, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2016 and 2015

(Dollars in millions)

	2016	2015
Cash flows from operating activities:
Net income	$3,432	$2,696
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(3,247)	(4,114)
Provision for doubtful accounts	3,257	3,913

Accounts receivable, net	10	(201)
Inventories and other assets	(112)	(314)
Accounts payable and accrued expenses	144	192
Depreciation and amortization	1,966	1,904
Income taxes	123	(160)
Losses (gains) on sales of facilities	(23)	5
Losses on retirement of debt	4	135
Legal claim costs (benefits)	(246)	149
Amortization of debt issuance costs	34	35
Share-based compensation	251	239
Other	70	54

Net cash provided by operating activities	5,653	4,734

Cash flows from investing activities:
Purchase of property and equipment	(2,760)	(2,375)
Acquisition of hospitals and health care entities	(576)	(351)
Disposition of hospitals and health care entities	26	73
Change in investments	64	63
Other	6	7

Net cash used in investing activities	(3,240)	(2,583)

Cash flows from financing activities:
Issuance of long-term debt	5,400	5,548
Net change in revolving credit facilities	(110)	150
Repayment of long-term debt	(4,475)	(4,920)
Distributions to noncontrolling interests	(434)	(495)
Payment of debt issuance costs	(40)	(50)
Repurchase of common stock	(2,751)	(2,397)
Other	(98)	188

Net cash used in financing activities	(2,508)	(1,976)

Change in cash and cash equivalents	(95)	175
Cash and cash equivalents at beginning of period	741	566

Cash and cash equivalents at end of period	$646	$741

Interest payments	$1,666	$1,650
Income tax payments, net	$1,255	$1,186

HCA Holdings, Inc.

Operating Statistics

			For the Years
	Fourth Quarter		Ended December 31,
	2016	2015	2016	2015
Operations:
Number of Hospitals	170	168	170	168
Number of Freestanding Outpatient Surgery Centers	118	116	118	116
Licensed Beds at End of Period	44,290	43,771	44,290	43,771
Weighted Average Licensed Beds	44,274	43,705	44,077	43,620

Reported:
Admissions	475,200	467,300	1,891,800	1,868,800
% Change	1.7%		1.2%
Equivalent Admissions	801,800	787,800	3,191,500	3,122,700
% Change	1.8%		2.2%
Revenue per Equivalent Admission	$13,272	$13,010	$13,000	$12,706
% Change	2.0%		2.3%
Inpatient Revenue per Admission	$13,094	$12,634	$12,839	$12,407
% Change	3.6%		3.5%
Patient Days	2,308,900	2,283,800	9,274,400	9,155,700
% Change	1.1%		1.3%
Equivalent Patient Days	3,895,100	3,850,500	15,645,900	15,299,100
% Change	1.2%		2.3%
Inpatient Surgery Cases	136,400	134,000	537,300	529,900
% Change	1.8%		1.4%
Outpatient Surgery Cases	242,100	240,200	932,200	909,400
% Change	0.8%		2.5%
Emergency Room Visits	2,074,000	2,037,700	8,378,300	8,050,200
% Change	1.8%		4.1%
Outpatient Revenues as a Percentage of Patient Revenues	39.7%	40.5%	39.5%	39.6%
Average Length of Stay	4.9	4.9	4.9	4.9
Occupancy	56.7%	56.8%	57.5%	57.5%

Same Facility:
Admissions	472,100	464,700	1,880,500	1,859,500
% Change	1.6%		1.1%
Equivalent Admissions	793,100	781,700	3,161,200	3,103,500
% Change	1.5%		1.9%
Revenue per Equivalent Admission	$13,246	$13,000	$12,976	$12,695
% Change	1.9%		2.2%
Inpatient Revenue per Admission	$13,102	$12,636	$12,850	$12,410
% Change	3.7%		3.5%
Inpatient Surgery Cases	135,500	133,600	534,600	527,200
% Change	1.4%		1.4%
Outpatient Surgery Cases	235,700	237,100	912,200	901,000
% Change	-0.6%		1.2%
Emergency Room Visits	2,046,000	2,013,300	8,273,100	7,967,800
% Change	1.6%		3.8%

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Years
	Fourth Quarter		Ended December 31,
	2016	2015	2016	2015
Revenues	$10,641	$10,249	$41,490	$39,678

Net income attributable to HCA Holdings, Inc.	$920	$582	$2,890	$2,129
Losses (gains) on sales of facilities (net of tax)	(15)	4	(19)	3
Losses on retirement of debt (net of tax)	—	7	2	86
Legal claim costs (benefits) (net of tax)	(176)	108	(155)	157

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (benefits) (a)	729	701	2,718	2,375
Depreciation and amortization	503	480	1,966	1,904
Interest expense	432	410	1,707	1,665
Provision for income taxes	377	384	1,285	1,404
Net income attributable to noncontrolling interests	165	156	542	567

Adjusted EBITDA (a)	$2,206	$2,131	$8,218	$7,915

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$2.39	$1.40	$7.30	$4.99
Losses (gains) on sales of facilities	(0.04)	0.01	(0.05)	—
Losses on retirement of debt	—	0.02	0.01	0.20
Legal claim costs (benefits)	(0.46)	0.26	(0.39)	0.37

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (benefits)(a)	$1.89	$1.69	$6.87	$5.56

Shares used in computing diluted earnings per share (millions)	384.747	415.918	395.851	426.721

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (benefits), and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (benefits), and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (benefits), and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (benefits), and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (benefits) will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (benefits), and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (benefits), and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (benefits), and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

2017 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2017
	Low	High
Revenues	$43,000	$44,000

Net income attributable to HCA Holdings, Inc. (a)	$2,710	$2,860
Depreciation and amortization	2,030	2,070
Interest expense	1,690	1,730
Provision for income taxes	1,430	1,490
Net income attributable to noncontrolling interests	540	550

Adjusted EBITDA (a) (b)	$8,400	$8,700

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$7.20	$7.60

Shares used in computing diluted earnings per share (millions)	376.500	376.500

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)	The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy since these items are indeterminable at the time the 2017 forecast is provided.

(b)	Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.